Exhibit 9(b)

                         ACCOUNTING SERVICES AGREEMENT
                                    BETWEEN
                 THE RODNEY SQUARE STRATEGIC FIXED-INCOME FUND
                                      AND
                     RODNEY SQUARE MANAGEMENT CORPORATION

      AGREEMENT made this 1st day of November, 1993, by and between The Rodney Square Strategic Fixed-Income Fund, a Massachusetts business trust (hereinafter called the "Fund"), having its principal place of business in Wilmington, Delaware, and Rodney Square Management Corporation, a corporation organized under the laws of the State of Delaware (hereinafter called "RSMC"), having its principal place of business in Wilmington, Delaware.

      WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended ("Investment Company Act") as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest ("Series"), par value $.01 per share, each corresponding to a distinct portfolio;

      WHEREAS each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

      WHEREAS the Fund desires to retain RSMC to provide certain accounting services;

      WHEREAS RSMC is willing to furnish such services to the Fund with respect to the Series listed on Schedule A to this Agreement (the "Portfolio" or "Portfolios") on the terms and conditions hereinafter set forth;

      1. APPOINTMENT. The Fund hereby appoints RSMC to provide certain accounting services to the Fund for the period and on the terms set forth in this Agreement. RSMC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in
Section 11 of this Agreement. RSMC agrees to comply with all relevant provisions of the Investment Company Act and applicable rules and regulations thereunder, and to remain open for business on any day on which the New York Stock Exchange, the Philadelphia branch office of the Federal Reserve and Wilmington Trust Company are open for business. The Fund may from time to time issue separate series or classes or classify and reclassify shares of such series or class. RSMC shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Fund called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

      2. DOCUMENTS. The Fund has furnished RSMC with copies properly certified or authenticated of each of the following:

            A. Resolutions of the Fund's Board of Trustees authorizing the appointment of RSMC to provide certain accounting services to the Fund and approving this Agreement;




SFIACCTG.DOC
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           B.    Schedule B identifying and containing the signatures  of  the
Fund's officers and other persons authorized ("Authorized Persons") to sign "Written Instructions" (as used in this Agreement to mean written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device and received by RSMC, signed by two Authorized Persons) on behalf of the Fund;

           C. The Fund's Declaration of Trust filed with the Secretary of the Commonwealth of Massachusetts on May 7, 1986 and all amendments thereto and restatements thereof (such Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration");

           D. The Fund's Bylaws and all amendments thereto and restatements thereof (such Bylaws, as presently in effect and as they shall from time to time be amended or restated, are herein called "Bylaws");

           E. The Investment Advisory Contract between Wilmington Trust Company (the "Adviser") and the Fund with respect to The Rodney Square Diversified Income Portfolio dated as of April 1, 1991;

           F. The Advisory Agreement between the Adviser and the Fund with respect to The Rodney Square Municipal Income Portfolio dated as of November 1, 1993;

           G. The Distribution Agreement between the Fund and Rodney Square Distributors, Inc. dated as of December 31, 1992;

           H. The Administration Agreement between the Fund and RSMC dated as of December 31, 1992;

           I. The Custodian Contract between Wilmington Trust Company (the "Custodian") and the Fund dated as of November 12, 1986;

           J. The Transfer Agency Agreement between the Fund and RSMC dated as of December 31, 1992;

           K.    The  Fund's  Notification of Registration filed  pursuant  to
Section 8(a) of the Investment Company Act as filed with the Securities and Exchange Commission ("SEC") on May 7, 1986;

           L. The Fund's most recent Registration Statement on Form N-1A under the Securities Act of 1933 (the "1933 Act") (File No. 33-5501) and under the Investment Company Act, as filed with the SEC relating to shares of beneficial interest in the Fund, and all amendments thereto;

           M.    The  Fund's   most  recent  prospectuses  and  statements  of
additional information relating to the Portfolios; and

           N. If required, a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Fund by the CFTC which


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states that the  Fund will  not be treated as a "pool" as defined  in  Section
4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Fund by the CFTC which states that CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

                The Fund will furnish RSMC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     3.    INSTRUCTIONS CONSISTENT WITH DECLARATION, ETC.

           A. Unless otherwise provided in this Agreement, RSMC shall act only upon Oral and Written Instructions ("Oral Instructions" used in this
Agreement shall mean oral instructions actually received by RSMC from an Authorized Person or from a person reasonably believed by RSMC to be an
Authorized Person). Although RSMC may know of the provisions of the Declaration and Bylaws of the Fund, RSMC in its capacity under this Agreement may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Declaration or Bylaws or any vote, resolution or proceeding of the shareholders, or of the Board of Trustees, or of any committee thereof.

           B. RSMC shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by RSMC pursuant to this Agreement. The Fund agrees to forward to RSMC Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by RSMC, whether by hand delivery, telex, facsimile sending device or otherwise, by the close of business of the same day that such Oral Instructions are given to RSMC. The Fund agrees that the fact that such confirming Written Instructions are not received by RSMC shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that RSMC shall incur no liability to the Fund in acting upon Oral Instructions given to RSMC hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

     4.    FUND ACCOUNTING.

           A. RSMC shall provide the following accounting functions on a daily basis:

                (1) Journalize each Portfolio's investment, capital share and income and expense activities;

                (2) Verify investment buy/sell trade tickets when received from the Adviser(s) and transmit trades to the Fund's Custodian for proper settlement;

                (3)  Maintain individual ledgers for investment securities;

                (4)  Maintain historical tax lots for each security;

                (5) Reconcile cash and investment balances of each Portfolio with the Custodian, and provide the Adviser(s) with the beginning cash balance available for investment purposes;

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                (6)  Update  the  cash  availability  throughout  the  day  as required by the Adviser(s);

                (7) Post to and prepare each Portfolio's Statement of Assets and Liabilities and the Statement of Operations;

                (8) Calculate expenses payable pursuant to the Fund's various contractual obligations;

                (9) Control all disbursements from the Fund on behalf of each Portfolio and authorize such disbursements upon Written Instructions;

                (10) Calculate capital gains and losses;

                (11) Determine each Portfolio's net income;

                (12) Obtain security market prices or if such market prices are not readily available, then obtain such prices from services approved by the Adviser(s), and in either case calculate the market or fair value of each Portfolio's investments;

                (13) In the case of debt instruments with remaining maturities of sixty (60) days or less, calculate the amortized cost value of those instruments;

                (14) Transmit or mail a copy of the portfolio valuations to the Adviser(s);

                (15) Compute the net asset value of each Portfolio;

                (16) Compute each Portfolio's yields, total returns,   expense
ratios and portfolio turnover rate; and

                (17) Prepare and monitor the expense accruals and notify Fund management of any proposed adjustments.

          B.    In addition, RSMC will:

                (1) Prepare monthly financial statements, which will include without limitation the Schedule of Investments, the Statement of Assets and Liabilities, the Statement of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses; (2) Prepare monthly security transactions listings;

                (3)  Prepare quarterly broker security transactions summaries;

                (4)  Supply  various Fund and Portfolio statistical  data   as
requested on an ongoing basis;

                (5) Assist in the preparation of support schedules necessary for completion of Federal and state tax returns;

                (6) Assist in the preparation and filing of the Fund's annual and semiannual reports with the SEC on Form N-SAR;

                (7) Assist in the preparation and filing of the Fund's annual and semiannual reports to shareholders and proxy statements;
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                (8)  Assist with the preparation  of amendments to the  Fund's registration statements on Form N-1A and other filings relating to the registration of shares; and

                (9) Monitor the Portfolios' status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time.

      5. RECORDKEEPING AND OTHER INFORMATION. RSMC shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the Investment Company Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund or the Fund's authorized representatives. Upon reasonable request of the Fund, copies of such records shall be provided by RSMC to the Fund or the Fund's authorized representatives at the Fund's expense. Where applicable, such records shall be maintained by RSMC for the periods and in the places required by Rule 31a-2 under the Investment Company Act.

      6. LIAISON WITH ACCOUNTANTS. RSMC shall act as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries and other audit related schedules. RSMC shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time.

      7. CONFIDENTIALITY. RSMC agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where RSMC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

      8. EQUIPMENT FAILURE. In the event of equipment failures beyond RSMC's control, RSMC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. RSMC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      9.   RIGHT TO RECEIVE ADVICE.

           A. ADVICE OF FUND. If RSMC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.


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
          B. ADVICE OF COUNSEL. If RSMC shall be in doubt as to any question of law involved in any action to be taken or omitted by RSMC, it may request advice at its own cost from counsel of its own choosing (who may be the regularly retained counsel for the Fund or RSMC, at the option of RSMC).

          C. CONFLICTING ADVICE. In case of conflict between directions, advice or Oral or Written Instructions received by RSMC pursuant to subsection A of this Section and advice received by RSMC pursuant to subsection B of this Section, RSMC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

          D. PROTECTION OF RSMC. RSMC shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections A or B of this Section which RSMC, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon RSMC any obligation (i) to seek such direction, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to RSMC's properly taking or omitting to take such action. Nothing in this subsection shall excuse RSMC when an action or omission on the part of RSMC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by RSMC of its duties under this Agreement.

     10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Fund assumes full responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act"), the Investment Company Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

     11. COMPENSATION. For the performance of its obligations under this Agreement, the Fund on behalf of each Portfolio shall pay RSMC in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

     12. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless RSMC and its directors, officers, employees and agents from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the Investment Company Act, the CEA and any applicable state and foreign laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements arising directly or indirectly from any action or thing which RSMC takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the written advice of the Fund or (ii) upon Oral or Written Instructions, provided, that neither RSMC nor any of its directors, officers, employees and agents shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of RSMC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations specifically described in this Agreement.




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      13.   RESPONSIBILITY OF RSMC. RSMC shall be under no duty  to  take  any action  on behalf of the Fund except as specifically set herein or as  may  be
specifically  agreed  to  by RSMC in writing.  In  the   performance   of  its
duties hereunder, RSMC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in
performing  services  provided  for  under  this  Agreement.  RSMC  shall   be
responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, RSMC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of RSMC or reckless disregard by RSMC of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, RSMC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which RSMC reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond RSMC's control, including acts of civil or military authority, national
emergencies,  labor  difficulties,  fire,  mechanical  breakdown  (except   as
provided in Section 8), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

      14. DURATION, TERMINATION, ETC. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

           Upon the termination of this Agreement, the Fund shall pay to RSMC such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by RSMC to such date. In the event that the Fund designates a successor to any of RSMC's obligations hereunder, RSMC shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by RSMC under the foregoing provisions.

      15. NOTICES. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

      16. FURTHER ACTIONS. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      17. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

      18. DELEGATION. On thirty (30) days' prior written notice to the Fund, RSMC may assign any part or all its rights and delegate its duties hereunder to any wholly owned direct or indirect subsidiary of Wilmington Trust Company provided that (i) the delegate agrees with RSMC to comply with all relevant provisions of the Investment Company Act and applicable rules and regulations;

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
(ii) RSMC shall remain responsible for the performance of all of its duties under this Agreement; (iii) RSMC and such delegate shall promptly provide such information as the Fund may request; and (iv) RSMC shall respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities for the delegate.

      19.  MISCELLANEOUS.

           A. RSMC acknowledges that the Fund is a Massachusetts business trust, and that it is required by the Declaration to limit its liability in all agreements to the assets of the Fund. Consequently, RSMC agrees that any claims by it against the Fund may be satisfied only from the assets of the Fund, and no shareholders, trustees or officers of the Fund may be held personally liable or responsible for any obligations arising out of this Agreement.

           B. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Written and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

      IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized all as of the date first written above.



                              THE RODNEY SQUARE STRATEGIC FIXED- INCOME FUND

                              By:  /s/ Peter J. Succoso
                                  -------------------------------------
                                     Peter J. Succoso, President

                              RODNEY SQUARE MANAGEMENT CORPORATION

                              By:  /s/ Martin L. Klopping
                                  -------------------------------------
                                     Martin L. Klopping, President













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                                  SCHEDULE A

                 THE RODNEY SQUARE STRATEGIC FIXED-INCOME FUND

                                 FEE SCHEDULE



For the services RSMC provides under the Accounting Services Agreement attached hereto, the Fund on behalf of the Portfolios listed below agrees to pay RSMC an accounting fee payable monthly expressed as follows:


     The Rodney Square Diversified Income Portfolio: An annual fee of $50,000 plus an amount equal to 0.02% of that portion of the Portfolio's average daily net assets for the year which are in excess of $100 million.

      The Rodney Square Municipal Income Portfolio: An annual fee of $50,000 plus an amount equal to 0.02% of that portion of the Portfolio's average daily assets for the year which are in excess of $100 million.




































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                                  SCHEDULE B

                 THE RODNEY SQUARE STRATEGIC FIXED-INCOME FUND

                              AUTHORIZED PERSONS


      The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the Portfolios:

                             Joseph M. Fahey, Jr.
                               Robert C. Hancock
                                John J. Kelley
                              Martin L. Klopping
                                Diane D. Marky
                               Connie L. Meyers
                              Louis C. Schwartz
                                Marilyn Talman






































                                      B-1